Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 4, 2024 (except for Note 2, as to which the date is December 17, 2024) with respect to the financial statements of First Trust Private Assets Fund for the year ended March 31, 2024 which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the caption “Financial Statements”.

/s/ GRANT THORNTON LLP

Dallas, Texas

January 15, 2026